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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                  Year Ended December 31,
                                                                      ------------------------------------------------
                                                                       2003       2002      2001       2000      1999
                                                                      ------     -------   -------    ------    ------

Pre-tax income (loss) from continuing operations before
 adjustments for minority interests in consolidated
 subsidiaries or income or loss from equity investees(A)              $124,810    $ 74,829  $ 36,296   $19,835   $(6,633)
                                                                       =======     =======   =======    ======    ======
Fixed charges:
 Interest expense and amortization of
  debt discount and premium on all indebtedness                        26,340      27,210    29,716    36,126    21,461
Rentals:
 Buildings -- 33%                                                      24,092     22,119    19,810    18,394     8,899
 Office and other equipment -- 33%                                      7,637       6,286     5,397     4,516     3,428
Preferred stock dividend requirements of consolidated
 subsidiaries(A)                                                           --          --     2,777    24,121     4,065
                                                                       -------     -------   -------    ------    ------
Total fixed charges                                                   $ 58,069   $ 55,615  $ 57,700   $83,157   $37,853
                                                                       =======     =======   =======    ======    ======
Pre-tax income (loss) from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity investees
 plus fixed charges, less preferred stock dividend
 requirements of consolidated subsidiaries                            $182,879   $130,444  $ 91,219   $78,871   $27,155
                                                                       =======     =======   =======    ======    ======
Ratio of earnings to fixed charges                                      3.1493        2.35      1.58       (B)    (B)(C)
                                                                       =======     =======   =======    ======    ======
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(A)  The preferred stock dividend requirements of consolidated subsidiaries is included in fixed charges (i.e., the denominator of the ratio calculation)
     but excluded from the numerator of the ratio calculation because such amount was not deducted in arriving at the pre-tax income (loss) from continuing operations, as defined.

     In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS
     No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB
     Statement No. 13, and Technical Corrections." As a result of rescinding
     SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments.
     The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although adoption of SFAS 145 for earlier periods is permitted. In accordance with the provisions of SFAS No.
     145, the Company adopted this pronouncement in the first quarter of 2003.
     As a result of the adoption of SFAS No. 145 the Company reclassified its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations.

(B) In 1999 and 2000, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of approximately $10.7 million and $4.3 million in 1999 and 2000, respectively, to achieve a coverage ratio of 1:1.

(C) Included in earnings for 1999 were special charges of $5.2 million relating to asset impairments. If such charges were not taken the Company would have needed to generate additional earnings of $5.5 million in 1999 to achieve a coverage ratio of 1:1.